Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 10th day of September, 2010, by and between Solera National Bank, a national banking association (“Bank”), Solera National Bancorp, Inc., the Bank Holding Company, (“Company or Bank”) and Robert J. Fenton, an individual resident of the State of Colorado (“Executive”).

WHEREAS, the Executive has considerable experience, expertise and training in management related to banking and services offered by the Bank;

WHEREAS, the Bank desires for the Executive to be employed as the Chief Financial Officer and Chief Operating Officer of the Bank, and the Chief Financial Officer of Solera National Bancorp, Inc. and Executive desires to accept employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Bank and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Bank agree as follows:

A.  DURATION

1.             This Agreement shall become effective as of September 10, 2010 (the “Effective Date”), and subject to Paragraph 2 below, will expire and terminate by its own terms one year after the Effective Date, unless earlier terminated as provided herein.

2.             Both the Bank and the Executive acknowledge and agree that the parties may agree to continue the employment relationship on the same terms and conditions as set forth herein.  Following the initial one (1) year term, unless either party gives written notice ninety (90) days prior to the end of such initial one (1) year term, this Agreement shall automatically renew annually for an additional one (1) year term unless otherwise terminated as set forth herein.

B.  COMPENSATION

3.             All payments of salary and other compensation to the Executive shall be payable in accordance with the Bank’s ordinary payroll and other policies and procedures.

a.             The Bank agrees to pay the Executive a base salary of $175,000 annually, from September 10, 2010 through September 30, 2010.  Effective October 1, 2010 and during the term of this Agreement, the Bank agrees to pay the Executive a base salary of $165,000 annually, appropriately prorated for partial months at the commencement and end of the term of this Agreement.  Additionally, the Bank may pay the Executive a bonus based upon asset growth, profitability or other performance measurements deemed appropriate by the President and Chief Executive Officer or a delegated committee thereof of the Company or the Bank.

b.             The Bank shall have the right to deduct from any payment of compensation to the Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by the Executive.

4.             The Bank shall reimburse the Executive for all reasonable expenses, including, but not limited to, travel expenses, lodging expenses, and meals and entertainment expenses, that the Executive may incur in the performance of his duties and obligations under this Agreement; provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to a person designated by the President and Chief Executive Officer to verify such expenses prior to any reimbursements in accordance with the Bank’s expense policy.

5.             If, during the term of this Agreement, the Bank adopts a plan providing life insurance benefits to other Bank employees, the Executive shall be entitled to participate in the Bank’s life insurance benefit plan to the full extent that it is available to other Bank employees.

6.             The President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, shall review the amount of the Executive’s compensation, including his base salary, not less than annually and shall consider increases to such base salary as a result of such review.  Increases, if any, would be designed to provide reasonable base salary adjustments, all in the discretion of the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, consistent with safe and sound banking practices; provided however that the Executive’s base salary and bonuses shall not be less than the amounts set forth in Paragraph 3 at any time during the term of this Agreement; provided, however, in the event that the Bank’s performance (i.e. as demonstrated by asset growth, profitability or other measure of performance as set forth above) does not support the continued payments of the amounts set forth in Paragraph 3 then the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, shall have the discretion to reduce those amounts in order to strengthen such performance.

7.             Executive shall be entitled to receive employee and dependent health insurance, dental insurance, paid sick leave and four (4) weeks of paid vacation per year, and any additional benefits provided to all Bank employees.  The Bank also shall provide the Executive with term life insurance coverage at the Bank’s expense in an initial amount of 2.00 times the Executive’s annual base salary, and having a term not less than one year, which life insurance benefit will be provided only for so long as the Executive is employed by the Bank.  If, during the term of this Agreement, the Bank adopts a plan providing life insurance benefits to other Bank employees and the maximum coverage under such plan exceeds the maximum permissible coverage provided by this Paragraph, then notwithstanding the provisions of this Paragraph, the Executive shall be entitled to participate in the Bank’s life insurance benefit plan to the full extent that it is available to other Bank employees.  All employee benefits provided to the Executive by the Bank incident to the Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

8.             The parties hereto acknowledge that the compensation set forth herein and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for the Executive’s services and for the covenants of the Executive as set forth herein.

B.  RESPONSIBILITIES

9.             The Executive shall be employed as the Chief Financial Officer and Chief Operating Officer of the Bank and the Chief Financial Officer of the Company and shall faithfully devote best efforts and primary focus to the position(s) with the Bank and the Company.

10.           The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by the position are wholly within the discretion of the President and Chief Executive Officer, and may be modified, or new duties and responsibilities imposed by the President and Chief Executive Officer, at any time, without the approval or consent of the Executive.  However, these new duties and responsibilities may not constitute immoral or unlawful acts.  In addition, the new duties and responsibilities must be consistent with the Executive’s position in a financial institution.

11.           The Executive acknowledges and agrees that, during the term of this Agreement, he has a fiduciary duty of loyalty to each of the Bank and the Company, and that he will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Bank, its Board of Directors or the President and Chief Executive Officer.

C.  NONINTERFERENCE, CONFIDENTIALITY AND NON-COMPETITION

12.           The Executive acknowledges that, as part of his employment with the Bank, he will become familiar with the salary, pay scale, capabilities, experience and, skill of the Bank’s employees.  The Executive agrees to maintain the confidentiality of such information.  The Executive further covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Bank or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any employees of the Bank, nor shall the Executive contact or communicate with any employees of the Bank for the purpose of inducing such employees of the Bank to terminate their employment with the Bank.  For purposes of this covenant, “employees of the Bank” shall refer to employees who are still actively employed by or were employed by the Bank within the prior year at the time of the attempted recruiting or hiring.

13.           In his position of employment, the Executive will be exposed to confidential information and trade secrets (hereafter “Proprietary Information”) pertaining to, or arising from, the business of the Bank and its affiliates (if any).  The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Bank’s business and that the Bank would suffer irreparable injury if this information were publicly disclosed.  Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of his employment, any and all Proprietary Information which the Executive acquires, or to which the Executive has access, during employment by the Bank, that has not been publicly disclosed by the Bank, until such time as such Proprietary Information becomes generally known to the public other than pursuant to a breach of this Paragraph 16 by the Executive.  The Proprietary Information covered by this Agreement shall include, but shall not be limited to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants.  The provisions and agreements entered into herein shall survive the term of the Executive’s employment to the extent reasonably necessary to accomplish their purpose in protecting the interests of the Bank in any Proprietary Information disclosed to, or learned by, the Executive while employed.

14.           The Executive shall not directly or indirectly engage in competition with the Bank at any time during the existence of the employment relationship between the Bank and the Executive, and the Executive will not on his own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Bank-related responsibilities required by the Executive’s position with the Bank, other than as an employee of the Bank pursuant to this Agreement or as specifically approved by the President and Chief Executive Officer.  In addition, without the prior written consent of the President and Chief Executive Officer, Executive shall not usurp for himself any corporate opportunity available to the Bank.

15.           The Executive expressly represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Bank or with the Executive’s duties as an employee of the Bank.

16.           The Executive acknowledges that the special relationship of trust and confidence between him, the Bank, and its clients and customers creates a high risk and opportunity for the Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers.  The Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation.  The Executive further acknowledges that, at the outset of his employment with the Bank and throughout his employment with the Bank, the Executive will be provided with access to and informed of Proprietary Information, which will enable him to benefit from the Bank’s goodwill and know-how.

17.           The Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Bank, or which intends to or may compete with the Bank, to disclose and/or use Proprietary Information, as well as to misappropriate the Bank’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company.  The Executive also acknowledges that, in exchange for the Covenants set forth in this Agreement, he has received substantial, valuable consideration, including:  (i) confidential trade secret and proprietary information relating to the identity and special needs of the Bank’s current and prospective customers, the Bank’s current and prospective services, the Bank’s business projections and market studies, the Bank’s business plans and strategies, the Bank’s studies and information concerning special services unique to the Bank; (ii) employment; and (iii) compensation and benefits as described in this Agreement.  The Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth herein.

18.           Executive understands and agrees that during the continuation of this Agreement and for a period of 120 days following the termination of this Agreement by either party, for any reason (other than for termination of the Executive for circumstances described in Paragraph 22(c) or (d), below), the Executive will not be or become engaged in any way (directly or indirectly), as an individual proprietor, beneficiary, trustee, owner, partner, stockholder, officer, director, executive, investor, lender, sales representative, or in any other capacity, whatsoever, in any activity or endeavor which competes or conflicts with the business of the Bank or any of its subsidiaries, as such business has been conducted during the Executive’s employment with the Bank, within 100 miles of any geographic area in which

Employer conducts business upon the termination of Executive’s employment with the Bank.  It is the parties’ desire that these restrictions be enforced to the fullest extent allowed by law.

19.           The Executive agrees that the restrictions set forth in Paragraph 18 above are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by Paragraph 18 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Bank.  The Executive further agrees that such restrictions do not create undue hardship for him or for the public.  The provisions in this Section C are not intended to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition.  Nothing herein will prohibit the Executive’s (i) beneficial ownership of less than 5% of the publicly traded capital stock of a corporation listed on a national securities exchange so long as this is not a controlling interest, or (ii) ownership of mutual fund investments.  The Executive may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.  The Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section C does not meet the criteria set forth by applicable law, then such agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law.  The Executive understands that his obligations under this Section C shall not be assignable by him.

20.           The Executive acknowledges that the covenants set forth in this Section C are a material inducement for the Bank to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder.  The parties agree that the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Bank of such covenants. The covenants contained in this Section C will not be affected by any breach of any other provision hereof by any party hereto.  In addition, Executive’s obligations under these provisions shall survive the termination of this Agreement and Executive’s employment with the Bank.  Executive’s obligations in this Section C are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Bank under general legal or equitable principles, or other the Bank policies.

D.  REMEDIES

21.           In the event that the Executive violates any of the provisions set forth in this Agreement relating to Section C, Executive acknowledges that the Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages.  Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity.  In such a situation, the parties agree that the Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement relating to Section C, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.  To the extent that the provisions of this Paragraph 21 could be read to increase the geographic, temporal or other scope of the restrictions set forth in this Agreement relating to Section C, such reading is not intended by the parties.

E.  TERMINATION

22.           This Agreement shall be terminated by the Bank or the Executive as follows:

a.             Termination for Cause.  The Bank may terminate this Agreement at any time for cause.  “Cause” as used in this Agreement shall be defined as the occurrence of one of the following events:

(i)            The determination by the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, in his reasonable discretion, that Executive has violated any provision of this Agreement or is grossly negligent in the performance of his duties hereunder, and has failed to cure such violation or the effects of such gross negligence within thirty (30) business days after written notice to the Executive by the Bank specifying in reasonable detail the alleged violation;

(ii)           The determination by the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, in his reasonable discretion, that (a) Executive has failed to follow the policies adopted by the Board of Directors, and has failed to cure such failure within thirty (30) days after written notice to the Executive by the Bank specifying in reasonable detail the alleged failure; or (b) Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

(iii)          The Executive is convicted of a misdemeanor involving moral turpitude or any felony;

(iv)          The determination by the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, in his reasonable discretion, that the Executive has engaged in gross misconduct in the course and scope of his employment with the Bank including indecency, immorality, insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;

(v)           The determination by the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, in his reasonable discretion, that the Executive’s job performance is substantially unsatisfactory and that Executive has failed to cure such performance within thirty (30) business days after written notice to the Executive by the Bank specifying in reasonable detail the nature of the unsatisfactory performance; or

(vi)          The Executive is prohibited from engaging in the business of banking or from being an officer or director of a public company by any governmental regulatory agency having jurisdiction over the Bank.

In the event of termination of this Agreement for Cause, the Bank shall have no liability to the Executive for any additional payments of salary or any benefits beyond the termination date, as except as otherwise required by law.  Any and all unvested stock or options to acquire stock shall be terminated and cancelled as of the termination date.  All vested options must be exercised by the Executive within ninety (90) days of the termination date and shall expire and be cancelled thereafter.

b.             Termination in the Best Interest of the Bank.  The Bank may terminate this Agreement at any time if, in the reasonable discretion of the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, it is determined that this Agreement or the Employment of the Executive may prevent or otherwise encumber the Bank’s ability to enter into any agreement or transaction that is in the best interest of the Bank.  In the event of termination of this Agreement in the best interest of the Bank, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit A and that Separation Agreement becoming fully effective pursuant to its terms, then Executive shall be entitled to receive a severance payment in an amount equal to one hundred twenty (120) days of the Executive’s then current base salary.

c.             Termination for No Reason.  The Bank may terminate this Agreement at any time for any or no reason.  In the event that this Agreement is terminated for “no reason” at any time, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit A and that Separation Agreement becoming fully effective pursuant to its terms, then Executive shall be entitled to receive a severance payment in an amount equal to the payment of the Executive’s then current base salary for the lesser of the remaining term of this Agreement or six (6) months.  All options which have not vested as of the termination date shall expire and the Executive shall have ninety (90) days to exercise all vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter.

d.             Termination for Change of Control. The Bank or the Executive may terminate this Agreement at any time for a Change of Control. If, during the term of this Agreement, there is a “Change of Control” (as herein after defined) and this Agreement is terminated by the Bank within one (1) year thereafter, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit A and that Separation Agreement becoming fully effective pursuant to its terms, then Executive shall be entitled to receive a severance payment in an amount equal to 1.50 times the Executive’s then current annual base salary. All options which have not vested as of the termination date shall automatically vest as of the termination date. If, during the term of this Agreement, there is a “Change of Control” (as herein after defined) and this agreement is terminated by the Executive within one (1) year thereafter and the Executive can demonstrate “Good Reason”, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit A and that Separation Agreement becoming fully effective pursuant to its terms, then Executive shall be entitled to receive a severance payment in an amount equal to the payment of 1.50 times the Executive’s then current base salary. All options which have not vested as of the termination date shall automatically vest as of the termination date.   Executive shall have ninety (90) days to exercise all vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter. A “Change of Control” shall mean (i) a sale of substantially all of the assets of the Bank to a third party, or (ii) a sale, or acquisition, by merger or otherwise, of a controlling interest of the equity securities of the Bank or the Company. “Good Reason” shall mean (i) the post Change of Control management reduces the then current salary and benefits of the Executive and other management personnel do not incur a similar reduction, (ii) the duties of the Executive are substantially changed as set forth herein, or (iii) a new employee is retained by management to perform substantially the same duties as performed by the Executive.   In the event that the Executive terminates this Agreement after a Change of Control and does not show Good Reason, no severance will be paid and all options which have not vested as of the termination date shall be cancelled.   Executive shall have ninety (90) days to exercise all vested options as of the termination date and all unexercised vested options shall expire and be cancelled thereafter.

e. In the event the Company elects not to renew this Employment Agreement pursuant to Section A.2 above, subject to Executive first executing the Separation Agreement that is attached hereto as Exhibit A and that Separation Agreement becoming fully effective pursuant to its terms, then Executive shall be entitled to receive a severance payment in an amount equal to one hundred twenty (120) days of the Executive’s then current base salary.

23.           If Executive dies during the term of this Agreement and while in the employ of the Bank, this Agreement will terminate automatically, without notice, on the date of the Executive’s death and the Bank shall not have any further obligation to Executive or his estate under this Agreement (other than death benefits payable under any benefit plans to which Executive is a party), except that the Bank shall pay Executive’s estate that portion of Executive’s base salary accrued through the date on which Executive’s death occurred.  To the maximum extent, and for the term, permitted by the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, if Executive dies during the term of this Agreement and while in the employ of the Bank, the Bank shall provide, or maintain, and pay for any required health insurance benefits, for Executive’s spouse for six months.

24.           This Agreement will terminate immediately, without notice, in the event the Executive is prevented from performing his duties hereunder by reason of becoming physically or mentally disabled.  For purposes of this Agreement, the term “disabled” shall have the meaning set forth in the Bank’s long-term disability plan or, if the Bank has no long-term disability plan in effect at the time of the Executive’s disability, then “disabled” shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of three (3) months, as determined by the President and Chief Executive Officer, in consultation with the Board of Directors or a designated committee thereof of the Company or the Bank, upon the advice of a qualified physician. During any period prior to termination during which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment terminates pursuant to this Paragraph 24, provided that payments so made to the Executive during such period shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Bank that were not previously applied to reduce such payment.

Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Propriety Information furnished to the Executive by any representative of the Bank or otherwise acquired or developed by the Executive in connection with his duties under this Agreement (collectively, the “Recipient Materials”) shall at all times be the property of the Bank.  Within three calendar days of the termination of this Agreement, the Executive shall return to the Bank, all Recipient Materials (including all Proprietary Information) that is in his possession, custody or control.

25.           The provisions of Paragraphs 12-24, 27, 34 and 36 shall survive the termination of this Agreement.

F.  SEVERABILITY

26.           If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy:  (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

G.  WAIVER

27.           The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

H.  SUCCESSORS AND ASSIGNS

28.           The Executive acknowledges and agrees that this Agreement may be assigned by the Bank to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Bank.

29.           The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only.  In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

I.  CHOICE OF LAW

30.           THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS.  IT IS STIPULATED THAT COLORADO HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT THE EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH THE STATE OF COLORADO IN THE PERFORMANCE OF THIS AGREEMENT.

J.  MODIFICATION

31.           The parties acknowledge and agree that this Agreement and the other agreements and plans referenced herein constitute the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with the Bank, the Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.  No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

32.           Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made (i) in writing, (ii) referencing an express provision in this Agreement, (iii) signed by the party to be bound, and (iv) in the case of the Bank, approved by the President and Chief Executive Officer.

K.  INDEMNIFICATION

33.           During the term of this Agreement, so long as the Executive has demonstrated good judgment and diligence in performing his duties, the Bank shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his employment by the Bank to the fullest extent permissible under the law, including, without limitation, federal and/or state banking laws and regulations, the Colorado Banking Code, as amended, the Colorado Corporations and Associations Act, as amended, and the Bank’s Articles of Incorporation.  To the extent permitted by law, the Bank shall purchase such indemnification insurance as the President and Chief Executive Officer or Board of Directors may from time to time determine.

L.  ARBITRATION

34.           Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration before a private arbitrator in Denver, Colorado, pursuant to the Colorado Uniform Arbitration Act, C.R.S. §13-22-101, et seq.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement.  Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Bank acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NONINTERFERENCE, CONFIDENTIALITY AND NON-COMPETITION provisions of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this Paragraph of the Agreement.  The Executive and the Bank further acknowledge and agree that nothing in this Agreement shall be construed to prohibit Bank from applying to a Court of competent jurisdiction for injunctive or equitable relief to protect Proprietary Information, to preserve the status quo or to enforce the NONINTERFERENCE, CONFIDENTIALITY AND NON-COMPETITION provisions of this Agreement pending conclusion of the arbitration.  The Executive and the Bank further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

M.  LEGAL CONSULTATION

35.           Each party acknowledges that it has carefully read this Agreement, that he, she or it has had an opportunity to consult with his, her or its attorney concerning the meaning, import and legal significance of this Agreement, that it understands the terms of the Agreement, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that it has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

N.  MISCELLANEOUS

36.           The Executive shall be available, upon the request of the Bank, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Bank, or any of the directors, officers, employees, subsidiaries, or parent corporations of the Bank, during the term of this Agreement and at any time following the termination of this Agreement, with any fees and expenses related to the foregoing to be promptly paid by the Bank.

37.           In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the substantially prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs, disbursements, and arbitrator’s fees relating to such arbitration or litigation.

38.           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

39.           The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Executive or any successor-in-interest to the Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim.  For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank.  For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA.  If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

40.           When a reference is made in this Agreement to a Paragraph or a Section, such references shall be to a Paragraph or a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.  References to a person are also to its permitted successors or assigns.

41.           Executive represents that his or her service as an employee of the Bank will not violate any agreement that:  (i) prohibits Executive from disclosing any information acquired prior to becoming employed by the Bank; or (ii) prohibits Executive from accepting employment with the Bank or that will interfere with compliance with the terms of this Agreement.  Executive further represents that Executive has not previously, and will not in the future, disclose to Bank any proprietary information or trade secrets belonging to any previous employer.  Executive acknowledges that the Bank has instructed Executive not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

O.  NOTICES

42.           All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given properly if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day.  Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to the Bank:

Solera National Bank

319 S. Sheridan Blvd

Lakewood, CO 80226

Attention: President & CEO

If to Executive:

Robert J. Fenton

876 Wolverine Ct.

Castle Rock, CO 80108

43.           Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

[signature page follows]

[signature page to Employment Agreement]

EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE IN DENVER, COLORADO.

EXECUTIVE

/s/ Ruby Ebell	/s/ Robert J. Fenton
WITNESS
Print Name: Robert J. Fenton

Solera National Bank

/s/ Ruby Ebell	By:	/s/ Douglas Crichfield
WITNESS
	Name:	Douglas Crichfield

	Title:	President & CEO

Solera National Bancorp, Inc.

	By:	/s/ Douglas Crichfield

	Name:	Douglas Crichfield

	Title:	President & CEO

EXHIBIT A

(SEPARATION AGREEMENT)

SEPARATION AGREEMENT

[form to be completed at time of separation]

THIS SEPARATION AGREEMENT is entered into by and between Solera National Bancorp, Inc. and Solera National Bank (collectively, the “Employer”) and                                             (“Employee”) for good and valuable consideration, the sufficiency of which is hereby acknowledged.

1.             Employee and Employer agree that Employee’s termination of employment with Employer is effective as of [insert date] (the “Separation Date”).  Employer agrees to consult with Employee regarding the wording of appropriate press releases and/or inter-company announcements to be issued by Employer.

2.             Regardless of whether he signs this Separation Agreement, Employee will be paid all compensation he has earned through the Separation Date, Employer will reimburse Employee for reasonable business expenses incurred through the Separation Date upon submission by Employee of expense reports in accordance with company policy, and Employee will have the right to elect to continue his health insurance coverage pursuant to the federal law regarding continuation of insurance coverage, known as COBRA.

3.             In exchange for Employee’s agreement to this Separation Agreement, Employer agrees to provide Employee with the following additional severance benefits:

(A)          severance pay in the aggregate gross amount of $ [insert appropriate amount per Employment Agreement], less applicable withholding taxes, payable as follows: [insert appropriate payment schedule]; and

(B)           provided Employee elects continuation coverage of health insurance in accordance with COBRA, Employer will pay the premiums for such coverage for six months from when Employee’s coverage would otherwise end, or until such earlier date as Employee’s eligibility for such coverage ends.

Employee acknowledges that he would not be entitled to receive the severance benefits described above if he did not agree to all of the terms of this Separation Agreement.  Payment of the severance benefits described above shall commence as soon as practicable after the Effective Date of this Agreement, as described in paragraph 10 hereof.  Employee agrees to return to Employer on or before the Effective Date any and all property and documents of Employer.  Employee agrees to cooperate with the Company to resolve all other issues relating to Employee’s separation from employment. Employee agrees that he is not entitled to any other compensation or benefits except as expressly provided herein.

4.             Employee hereby releases Employer and its parent, subsidiary, and sister companies, and their respective officers, directors, agents, shareholders, employees, and benefit plans (collectively “Released Persons”) of and from any and all past, present, or future actions, causes of actions, claims, demands, damages, expenses, charges, complaints, obligations and liability of any nature or kind whatsoever on account of, or in any way growing out of, his employment with or separation from employment with Employer, whether such liability or damages are accrued or unaccrued, known or unknown at this time.  This release includes, without limitation, any and all rights or claims under any common law theory such as defamation, intentional infliction of emotional distress, outrageous conduct, breach of contract, invasion of privacy, wrongful discharge, breach of implied covenant, and any claim of discrimination on the basis of sex, race, creed, religion, age, disability, sexual orientation, or national origin under any municipal ordinance or under any statute of the United States or Colorado, including without limitation, any claim under Title VII of the 1964 Civil Rights Act, The Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act,  the Colorado Civil Rights Act (C.R.S. Sections 24-34-301 et seq. and 24-34-401 et seq.), and the Age Discrimination in Employment Act of 1967 as amended, which is codified beginning at 29 U.S.C. Section 621.

5.             The release in paragraph 4 does not include a release or waiver of the following:

(A)          any rights of Employee which are already vested as of the Separation Date to benefits under Employer’s 401(k) Plan;

(B)           any rights: (i) to elect continuation coverage under Employer’s group health plan in accordance with the terms of COBRA, or (ii) to otherwise maintain coverage under Employer’s group health plan if the plan so provides at the time of Employee’s separation from employment; and

(C)           any claims which Employee may have under Colorado statutes for workers compensation benefits and/or unemployment compensation benefits; and

(D)          any rights or claims arising under the Age Discrimination in Employment Act after the date that Employee signs this Separation Agreement.

6.             Employee agrees that he will not file, cause to be filed, or prosecute any civil suit in any court for any claims which are released in Paragraph 4.  In the event that Employee breaches this paragraph, all Released Persons shall be entitled to recover from Employee all reasonable attorney fees and costs incurred as a result of such breach, provided, however, that Employee’s obligation to pay attorney fees and costs shall apply to claims asserted under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act only as specifically authorized by federal law.

7.             Employee agrees and covenants that at no time will he use, disclose, communicate, or transmit to other persons any Confidential Information of Employer.  For purposes of this Agreement, “Confidential Information” shall mean any information or material of a confidential nature or proprietary to Employer which is not generally available to the public, to which Employee obtained knowledge or access as a result of Employee’s employment with Employer.  Confidential Information includes all information designated as such by Employer, but the absence of such a designation shall not prevent information from being Confidential Information if it is not generally available to the public. Employee agrees that the terms, amount, and fact of this Agreement are also confidential information.  Employee represents that he has not disclosed such confidential information to any other person or entity, except to his attorneys, tax advisors, and spouse.  Employee agrees that hereafter he will not disclose any such confidential information to any other person or entity, except to his attorneys, tax advisors, spouse, or as required by law or court order.   Any disclosure of such confidential information by Employee’s attorneys, tax advisors, or spouse will be deemed to be a disclosure by Employee.

8.             During any time period that Employee is receiving severance payments from Employer as described in paragraph 3 above: (i) he shall provide transitional assistance or information as may be requested from time to time by Employer, provided that Employee shall not be required to spend more than 20 hours per month providing such assistance; and (ii) he shall not perform any services in any capacity, directly or indirectly, as an officer, director, employee, consultant, or otherwise on behalf of any person or entity engaged in competition with Employer within 100 miles of any geographic area in which Employer conducts business.

9.             This Separation Agreement constitutes the entire agreement between Employee and Employer concerning his employment with Employer and his separation from employment with

Employer and supersedes all prior agreements relating thereto, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein.   Both parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Separation Agreement.  Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either party.  The purpose of this Agreement is solely to amicably resolve all issues relating to Employee’s employment and separation from employment with Employer and to provide transitional assistance to Employee.  No rules of construction based upon which party drafted any portion of this Agreement shall be applicable in the event of any dispute over its meaning or interpretation.  This Agreement shall be construed and enforced in accordance with the law of the State of Colorado.  If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect, and any Court having jurisdiction shall modify any such invalid or unenforceable provision to the extent necessary for it to be valid and enforceable.

10.          Employee understands that this is an important legal document.  Employee is advised to consult with an attorney before signing this Separation Agreement.  Employee has 21 days after receiving this Separation Agreement to consider it, and if Employee chooses to agree to the terms of this Separation Agreement, Employee understands that he must sign and return this Separation Agreement to Employer within that 21-day period.  If Employee signs this Separation Agreement, he will then have the right to revoke this Separation Agreement by delivering written notice of revocation, but such notice must be received by Employer within seven days after the date that Employee signed this Separation Agreement.  If this Separation Agreement is not signed and delivered within 21 days, or if it is revoked within the seven day period, neither Employee nor Employer will have any rights or obligations under this Separation Agreement.  The Effective Date of this Separation Agreement is the eighth day after Employee signs it, unless Employee revokes it as described above.

11.           It is expressly understood that Employee has read and reviewed this Separation Agreement and every word of it, that Employee has had an opportunity to discuss this Separation Agreement with an attorney if he chose to do so, and that Employee understands this Separation Agreement.  By signing below, Employee represents that this Separation Agreement has been entered into voluntarily and knowingly and is binding upon him, his heirs, and personal representatives, and shall inure to the benefit of Employer, its successors and assigns.

[signatures on following page]

Signature page to Separation Agreement

The duly authorized parties have caused this Separation Agreement to be executed as of the date first set forth above.

Solera National Bancorp, Inc.

By:
[executive]

Solera National Bank

By:

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this            day of                   , 20    , by                            .

WITNESS my hand and official seal.

My commission expires:

Notary Public

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this            day of                           , 20    , by                              as                                    of Solera National Bancorp, Inc., on behalf of said corporation.

WITNESS my hand and official seal.

My commission expires:

Notary Public
STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this            day of                           , 20    , by                              as                                    of Solera National Bank, on behalf of said corporation.

WITNESS my hand and official seal.

My commission expires:

Notary Public